EXHIBIT 10.1
AMENDMENT NO. 1 to
INDEMNIFICATION AGREEMENT
     THIS AMENDMENT NO. 1 TO INDEMNIFICATION AGREEMENT (this “Amendment”) dated as of March ___, 2007, is entered into by and between ___(“Indemnitee”) and InfraSource Services, Inc., a Delaware corporation formerly known as Dearborn Holdings Corporation (“Company”).
RECITALS
     WHEREAS, Indemnitee and Company are party to that certain Indemnification Agreement dated ___(the “Agreement”); and
     WHEREAS, the Company and Indemnitee desires to amend the Agreement to clarify certain provisions to the benefit of Indemnitee as set forth herein.
     NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound hereby agree as follows:
1. Section 1(d) is hereby replaced in its entirety by the following:
Expenses: any expense, liability, or loss, including, but not limited to, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, any taxes incurred by the Indemnitee as the result of the application of Section 409A of the Internal Revenue Code of 1986, as amended, or any similar state tax provisions, to any indemnification payments hereunder, and all other costs and obligations, paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing for any of the foregoing in, any Claim relating to any Indemnifiable Event.
2. Section 1 (e) is hereby replaced in its entirety by the following:
Indemnifiable Event: any event or occurrence that takes place either prior to or after the execution of this Agreement, related to the fact that Indemnitee is or was a director or officer of the Company or Company subsidiary, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by Indemnitee in any such capacity, whether or not the basis of the Claim is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent of the Company, as described above.

3. The last sentence of Section 2 (a) is hereby deleted and replaced with the following:
Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by Indemnitee against the Company or any current or former director or officer of the Company unless (i) the Company has joined in or the Board has consented to the initiation of such Claim; (ii) the Claim is one to enforce indemnification rights under Section 2; or (iii) the Claim is instituted after a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control) and Independent Legal Counsel has approved its initiation.
4. Section 14 is hereby deleted in its entirety and replaced with the following:
This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation, or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer or director of the Company or any other enterprise at the Company’s request.
5. The following new Section 16 is hereby added to the Agreement:
16. Notwithstanding any other provision of this Agreement to the contrary, the Company shall modify the time and/or form of any payment hereunder if and to the extent that the Company or the Indemnitee determines such modification to be necessary or advisable to avoid the imposition on the Indemnitee of taxes pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, or any similar state tax provisions. In making any such modification, the determination by the Company or the Indemnitee must be made in good faith, be based on advice of counsel and be designed, in the Company’s sole judgment, to fulfill as closely as possible the Company’s original commitment to the Indemnitee with respect to the payment at issue without regard to Code Section 409A or any similar state tax provision, but without increasing the Company’s costs with respect to such payment. No modification shall be made by the Company without prior written notice to the Indemnitee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this ___day of March, 2007.
INFRASOURCE SERVICES, INC.
_______________________________
By:
Title:
_______________________________

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